Exhibit 99.1

FOR IMMEDIATE RELEASE

September 15, 2005

Contacts: (media) Marybeth Thorsgaard: 763-764-6364
(analysts) Kris Wenker: 763-764-2607

GENERAL MILLS ANNOUNCES PUT OPTION NOTIFICATION FOR ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2022

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) announced today that it had notified holders of its Zero Coupon Convertible Senior Debentures Due 2022 (CUSIP Nos. 370334 AT1 and 370334 AU8) (the “Debentures”) that they have the right to surrender their Debentures for purchase by General Mills pursuant to the terms of the Indenture (the “Indenture”) for the Debentures (the “Put Option”). The Put Option expires on October 28, 2005.

        As required by law, General Mills will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Debentures for purchase will be available through The Depository Trust Company and BNY Midwest Trust Company, the paying agent for the Debentures. Holders are encouraged to read these documents carefully before making any decision with respect to the surrender of Debentures because these documents contain important information regarding the details of General Mills’ obligation to purchase the Debentures. Neither General Mills nor its board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Debentures.

        The Put Option entitles each holder of the Debentures to require General Mills to purchase all or any part of such holder’s Debentures at a price equal to $712.97 in cash per $1,000 principal amount at maturity. If all outstanding Debentures are surrendered for purchase pursuant to the Put Option, the aggregate cash purchase price will be approximately $1.6 billion.

        Under certain circumstances set forth in the Indenture, the Debentures become convertible into shares of common stock, $.10 par value per share, of General Mills. The Debentures are not currently convertible into common stock of General Mills and may never become convertible into common stock of General Mills.

        Upon a conversion, General Mills may choose to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. To the extent permitted under the Indenture, General Mills intends to satisfy its conversion obligation entirely in cash. General Mills also intends to pay in cash the purchase price for any Debentures surrendered to General Mills by holders in the future for purchase under the terms of the Indenture.

        The opportunity of holders to surrender Debentures for purchase pursuant to the Put Option will commence on September 29, 2005, and will terminate at 5:00 p.m., New York City time, on Friday, October 28, 2005 (the “Purchase Date”). In order to exercise the Put Option, a holder must follow the procedures set forth in General Mills’ notice to holders, dated September 15, 2005 (the “Company Notice”). Holders may withdraw any Debentures previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Purchase Date. The settlement date is expected to be October 31, 2005.

        Questions regarding the Put Option may be directed to BNY Midwest Trust Company at (212) 815-5788.

        This announcement is not an offer to purchase or a solicitation of an offer to sell the Debentures. The offer to purchase is made solely by the Company Notice.

        Statements in this press release regarding General Mills’ business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Cautionary Statement Relevant to Forward-Looking Information for the Purpose of ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” in General Mills’ Annual Report on Form 10-K for the most recently ended fiscal year.